As filed with the Securities and Exchange Commission on November 20, 2013.

Registration No.  [ ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________
MORGAN STANLEY
(Exact name of registrant as specified in its charter)

Delaware	36-3145972
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1585 Broadway
New York, NY 10036
(Address of principal executive offices, including zip code)

Morgan Stanley Compensation Incentive Plan
(Full title of the plan)

Martin M. Cohen, Esq.
Corporate Secretary
Morgan Stanley
1585 Broadway
New York, New York 10036
(212) 761-4000
 (Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Obligation	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations under the Morgan Stanley Compensation Incentive Plan	$100,000,000	100%	$100,000,000	$12,880

(1)
The Deferred Compensation Obligations under the Morgan Stanley Compensation Incentive Plan (“MSCIP”) are unsecured obligations of Morgan Stanley (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the MSCIP for eligible employees.

(2)	Estimated solely for purposes of calculating the amount of the registration fee.

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional $100,000,000 of Deferred Compensation Obligations to be issued pursuant to the MSCIP.  In accordance with Instruction E to the General Instructions to Form S-8, the contents of the Registration Statement on Form S-8 (File No. 333-159503) that the Registrant filed with the Securities and Exchange Commission on May 27, 2009, are hereby incorporated by reference, except that Item 6 thereof is hereby restated as follows.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Article VIII of the Amended and Restated Certificate of Incorporation of the Registrant (“Certificate of Incorporation”) and Section 6.07 of the Amended and Restated Bylaws of the Registrant (“Bylaws”), each as amended to date, provide for the indemnification of the Registrant’s directors and officers.  The Certificate of Incorporation provides that any person who is a director or officer of the Registrant shall be indemnified by the Registrant to the fullest extent permitted from time to time by applicable law.  In addition, the Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Registrant or a director or elected officer of a corporation, trust, limited liability company or other non−corporate business enterprise a majority of the capital stock (other than directors’ qualifying shares) of which is owned directly or indirectly by the Registrant (a “Subsidiary”) shall be indemnified and held harmless by the Registrant to the fullest extent permitted by applicable law.  The right to indemnification under the Bylaws includes the right to be paid the expenses incurred in defending a proceeding in advance of its final disposition upon receipt (unless the Registrant upon authorization of the Board of Directors waives said requirement to the extent permitted by applicable law) of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant.

The Registrant’s Bylaws also provide that the Registrant may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Registrant for the expenses incurred in defending any proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the Registrant or a Subsidiary and to any person who is or was serving at the request of the Registrant or a Subsidiary as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Registrant or a Subsidiary, to the fullest extent as the Bylaws provide with respect to indemnification of, and advancement of expenses for, directors and officers of the Registrant.  However, the Registrant’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise may be reduced by any amount such person collects as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust or other enterprise.

Under the Bylaws, the Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, partner, member, employee or agent of the Registrant or a Subsidiary, or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any expense, liability or loss whether or not the Registrant would have the power to indemnify that person against that expense, liability or loss under the provisions of applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on this 20th day of November, 2013.

MORGAN STANLEY (Registrant)

By:	/s/ James P. Gorman
	Name:	James P. Gorman
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Martin M. Cohen, Jeanne Greeley O’Regan, Tara Giannone and Jill Chesler Schwartz and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of Registrant and in the capacities indicated as of this 20th day of November, 2013.

Signature	Title

/s/ James P. Gorman	Chairman and Chief Executive Officer (Principal Executive Officer)
James P. Gorman

/s/ Ruth Porat	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Ruth Porat

/s/ Paul C. Wirth	Deputy Chief Financial Officer and Controller (Principal Accounting Officer)
Paul C. Wirth

/s/ Erskine B. Bowles	Director
Erskine B. Bowles

/s/ Howard J. Davies	Director
Howard J. Davies

/s/ Thomas H. Glocer	Director
Thomas H. Glocer

/s/ Robert H. Herz	Director
Robert H. Herz

/s/ C. Robert Kidder	Director
C. Robert Kidder

/s/ Klaus Kleinfeld	Director
Klaus Kleinfeld

/s/ Donald T. Nicolaisen	Director
Donald T. Nicolaisen

/s/ Hutham S. Olayan	Director
Hutham S. Olayan

/s/ James W. Owens	Director
James W. Owens

/s/ O. Griffith Sexton	Director
O. Griffith Sexton

/s/ Ryosuke Tamakoshi	Director
Ryosuke Tamakoshi

/s/ Masaaki Tanaka	Director
Masaaki Tanaka

/s/ Laura D. Tyson	Director
Laura D. Tyson

/s/ Rayford Wilkins, Jr.	Director
Rayford Wilkins, Jr.

EXHIBIT INDEX

Certain of the following exhibits, as indicated parenthetically, were previously filed as exhibits to reports filed by Morgan Stanley under the Exchange Act and are hereby incorporated by reference to such reports. Morgan Stanley’s Exchange Act file number is 1-11758.

Number	Title of Exhibit

4.1	Morgan Stanley Compensation Incentive Plan (Exhibit 10.54 to Morgan Stanley’s Annual Report on Form 10-K for the fiscal year ended November 30, 2008).

4.2
Amended and Restated Certificate of Incorporation of Morgan Stanley, as amended to date (Exhibit 3 to Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009), as amended by the Certificate of Elimination of Series B Non-Cumulative Non-Voting Perpetual Convertible Preferred Stock (Exhibit 3.1 Morgan Stanley’s Current Report on Form 8-K dated July 20, 2011), as amended by the Certificate of Merger of Domestic Corporations dated December 29, 2011 (Exhibit 3.3 to Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2012), as amended by the Certificate of Designation of Preferences and Rights of the Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E (Exhibit 2.5 to Morgan Stanley’s Registration Statement on Form 8-A dated September 27, 2013).

4.3	Amended and Restated Bylaws of Morgan Stanley, as amended to date (Exhibit 3.1 to Morgan Stanley’s Current Report on Form 8-K dated March 9, 2010).

5*	Opinion of Shearman & Sterling LLP regarding the validity of the securities being registered.

15*	Letter of Awareness from Deloitte & Touche LLP.

23.1*	Consent of Shearman & Sterling LLP (included in Exhibit 5).

23.2*	Consent of Deloitte & Touche LLP.

24*	Powers of Attorney (included on signature page).

*	Filed herewith.